Exhibit 10.1

AMENDMENT NO. 1 TO

THE COURIER CORPORATION EXECUTIVE COMPENSATION PROGRAM

This Amendment No. 1 (this “Amendment”) is effective as of the date of approval by the Compensation Committee of the Board of Directors of Courier Corporation and amends that certain Courier Corporation Executive Compensation Program (the “Program”), as amended and restated on December 5, 2005.  Capitalized terms used herein and not defined herein shall have the meanings set forth in the Program.  All other provisions of the Program shall remain in full force and effect as amended hereby.

The Program is hereby amended by replacing the references to “the January 31 of the new fiscal year” in the Sections entitled “Annual Cash Incentive” and “Long Term Stock Incentive” by the phrase “two and a half months into the new fiscal year.”

Approved and adopted by the Compensation Committee of the Board of Directors of Courier Corporation on September 18, 2007